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                                                                     EXHIBIT 8.1





                                 October  , 1997



Hayes Microcomputer Products, Inc.
P. O. Box 105203
Atlanta, Georgia 30348

Access Beyond, Inc.
1300 Quince Boulevard
Gaithersburg, Maryland 20828

                  Re: Material Federal Income Tax Consequences of the Merger Provided for in the Agreement and Plan of Reorganization by and among Access Beyond, Inc. ("Access Beyond"), H & A Merger Sub, Inc. (the "Subsidiary") and Hayes Microcomputer Products, Inc. ("Hayes") dated as of July 29, 1997 (the "Agreement")

Ladies and Gentlemen:

                  We have acted as counsel to Hayes Microcomputer Products, Inc., a Georgia corporation, in connection with a proposed transaction (the "Merger") in which Hayes will become a wholly-owned subsidiary of Access Beyond, Inc. and the shareholders of Hayes (except for any dissenting Hayes shareholders) will become shareholders of Access Beyond. The Merger will be affected pursuant to the Agreement and Plan of Reorganization, dated as of July 29, 1997 by and between Access Beyond, Inc. and Hayes Microcomputer Products, Inc. In our capacity as counsel to Hayes, our opinion has been requested with respect to certain material federal income tax consequences of the proposed Merger. In rendering this opinion, we examined (i) the Internal Revenue Code for 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.

                             INFORMATION RELIED UPON

                  In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:



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                  (1)      the Agreement;

                  (2) the Registration Statement on Form S-4 filed by Access Beyond under the Securities Act of 1933, on October __, 1997; and

                  (3) such additional documents as we have considered relevant.

                  In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant necessary to consultation with various officers and representatives of Hayes and Access Beyond and through certificates provided by the management of Hayes and the management of Access Beyond dated September 30, 1997, updated to the date of Closing (the "Tax Certificates"). We assume those representations to be not only statements of the signors best information, but also currently true statements of fact and statements of fact that will be true as of the Effective Time, and we rely thereon in rendering this opinion. We also assume that the Merger will be consummated in accordance with the Agreement.

                  Pursuant to the terms of the Agreement, Hayes will become a subsidiary of Access Beyond through the merger of Subsidiary, a Georgia corporation formed solely for the purposes of effectuating the Merger and a wholly-owned subsidiary of Access Beyond, Inc., a Delaware corporation, and Hayes, pursuant to Georgia law with Hayes surviving the Merger. In the Merger, each outstanding share of Hayes Common Stock is to be converted into a predetermined number of shares of Access Beyond Common Stock, each outstanding share of Hayes Series A Stock is to be converted into a predetermined number of shares of Access Beyond Common Stock, each outstanding share of Hayes Series B Stock is to be converted into a predetermined number of shares of Access Beyond Series A Stock, and each outstanding share of Hayes Series C Stock, if any, is to be converted into a predetermined number of shares of Access Beyond Common Stock. Hayes shareholders are entitled to dissenters rights with respect to the Merger.

                  With your consent, we also assume that the following statements are true on the day hereof and will be true on the date the proposed transaction is consummated:

                  1. At least 90% of the fair market value of its net assets and at least 70% of the fair market value of the gross assets held by Hayes immediately before the Merger during the Pre-Merger Period will be held by Hayes immediately after the Merger. For the purpose of determining the percentage of the net and gross assets held by Hayes immediately before the Merger, the following assets will be treated as property held by Hayes immediately prior but not subsequent to the Merger: (a) assets disposed of by Hayes prior to the Merger and in contemplation thereof (including without limitation any asset disposed of by Hayes, other than in the ordinary course of business, during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations (whether formal or informal) between Hayes and Access Beyond regarding the merger (the "Pre-Merger Period")),
(b) assets used by Hayes to pay expenses or


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liabilities incurred in connection with the Merger, and (c) assets used to make distributions (except for regular and normal dividends), redemption or other payments in respect of Hayes stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the merger or related thereto.

                  2. Prior to the Merger, Access Beyond will be in Control of Subsidiary. As used herein, "Control" shall mean ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person.

                  3. Access Beyond will acquire Control of Hayes in the Merger solely in exchange for Access Beyond voting stock.

                  4. In the Merger, shares of Hayes stock representing Control of Hayes will be exchanged solely for voting stock of Access Beyond; at the time of the Merger, there will exist no rights of any kind (including without limitation, warrants, options, convertible securities, contingent rights, informal or unwritten rights) to acquire Hayes stock or to vote (or restrict or otherwise control the vote of) Hayes stock, which, if exercised, could affect Access Beyond's acquisition and retention of Control of Hayes. For purposes hereof, shares of Hayes stock exchanged in the Merger for cash and other property will be treated as Hayes stock outstanding on the date of the Merger but not exchanged for voting stock of Access Beyond.

                  5. The Conversion Ratio as defined in paragraph 1.1.5 of the Agreement is the result of arm's length bargaining. The fair market value of the Access Beyond voting common stock to be received by shareholders of Hayes will be approximately equal to the fair market value of the Hayes Common Stock and Hayes Series A Preferred Stock to be surrendered in exchange therefor. The fair market value of the Access Beyond Series A Stock to be received by shareholders of Hayes will be approximately equal to the fair market value of the Hayes Series B Stock to be surrendered in exchange therefor. The fair market value of the substituted Access Beyond options to be received by the Hayes option holders will be approximately equal to the fair market value of the Hayes options to be assumed in exchange therefor. The fair market value of the substituted Access Beyond warrants to be received by the Hayes warrant holders will be approximately equal to the fair market value of the Hayes warrants to be assumed in exchange therefor.

                  6. The Access Beyond stock to be exchanged for Hayes Common Stock in the Merger will be newly issued Access Beyond stock.

                  7. Neither Access Beyond nor Hayes has a plan or intention to cause Hayes to issue, after the Merger, additional shares of stock (or rights to acquire shares of Hayes stock) that would result in Access Beyond losing Control of Hayes.



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                  8. Neither Access Beyond nor Hayes has a plan or intention to cause Access Beyond to reacquire any of its voting stock issued in the Merger. Access Beyond has no plan or intention to make any extraordinary distribution with respect to its voting stock issued in the Merger.

                  9. Neither Access Beyond nor Hayes has a plan or intention to: (a) cause Hayes to sell, transfer or otherwise dispose of any of its assets or any of the assets acquired from Subsidiary except for dispositions made in the ordinary course of business or for the payment of expenses incurred by Hayes in the Merger; (b) liquidate Hayes; (c) merge Hayes with or into another corporation including Access Beyond or its affiliates; or (d) to sell, distribute or otherwise dispose of the stock of Hayes.

                  10. In the Merger, Subsidiary will have no liabilities assumed by Hayes and will not transfer to Hayes any assets subject to liabilities.

                  11. Access Beyond and Hayes intend that, immediately following the Merger, Hayes will continue its historic business or use a significant portion of its historic business assets in a business.

                  12. Neither Access Beyond nor any Access Beyond subsidiary owns, or has owned during the past five years, directly or indirectly, any shares of Hayes stock, or the right to acquire or vote any such stock.

                  13. The transfer of cash, if any, to Hayes shareholders in lieu of fractional shares of Access Beyond voting stock is solely for the purpose of avoiding the expense and inconvenience to Access Beyond of accounting for fractional shares and does not represent separately bargained-for consideration.

                  14. Except with respect to payments of cash to Hayes shareholders in lieu of fractional shares of Access Beyond voting stock and cash paid for Hayes Dissenting Shares, if any, 100% of the Hayes stock outstanding immediately prior to the Merger will be exchanged solely for Access Beyond voting stock. In any event, the total consideration other than Access Beyond voting stock received by Hayes Shareholders will be less than 20% of the total fair market value of the Hayes stock outstanding immediately prior to the Merger. Thus, except as set forth in the preceding sentences, Access Beyond intends that no consideration other than Access Beyond voting stock be paid or received (directly or indirectly, actually or constructively) for Hayes stock.

                  15. No shares of Subsidiary have been or will be used as consideration or issued to shareholders of Hayes in the Merger.

                  16. Hayes and Access Beyond will each pay separately its own expenses in connection with the Merger as contemplated by the Agreement.

                  17. There is no inter-corporate indebtedness existing between Access Beyond and Hayes or between Subsidiary and Hayes that was issued, acquired, or will be settled at a discount, and Access Beyond will assume no liabilities of Hayes or any Hayes shareholder in connection with the Merger.


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                  18. None of the payments to be received by any shareholder of
Hayes that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Hayes stock, and the compensation to be paid to any shareholder of Hayes will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                  19. Neither Access Beyond, Hayes nor Subsidiary are investment companies as defined in Section 368(1)(2)(F) of the Code, and neither are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  20. The Merger is to be carried out for a substantial business purpose.

                  21. Hayes has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period other than (a) in the ordinary course of business, and (b) payments for expenses incurred in connection with the Merger.

                  22. At the Effective Time of the Merger, there will be no accrued but unpaid dividends on shares of Hayes stock.

                  23. At the Effective Time of the Merger, the fair market value of the assets of Hayes will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

                  24. Hayes has no plan or intention, and is under no obligation, to discontinue its business, to sell or otherwise dispose of any of its assets or of any of the assets acquired from Subsidiary in the Merger except for dispositions made in the ordinary course of business or the payment of expenses incurred by Hayes pursuant to the Merger.

                  25. There is no plan or intention on the part of any Hayes shareholder who owns 1% or more of Hayes stock or is an officer or director of Hayes, and to the knowledge of the management of Hayes, there is no plan or intention on the part of the remaining Hayes shareholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition (a "Sale") of shares of Access Beyond voting stock to be issued to Hayes shareholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Time of the Merger, in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of Hayes stock. For purposes hereof, shares of Hayes stock (or the portion thereof) (a) with respect to which a Hayes shareholder receives consideration in the Merger other than Access Beyond voting stock and/or (b) with respect to which a Sale by a Hayes shareholder who owns 1% or more of Hayes stock or is an officer or director of Hayes occurs during the Pre-Merger Period and/or (c) issued to CIS during the Pre-Merger Period, if any, shall be considered shares of outstanding Hayes stock exchanged for Access Beyond voting stock in the Merger and then disposed of pursuant to a prearranged plan.

                  26. There is no indebtedness existing between Hayes and any Hayes shareholder which will be repaid in connection with or as part of the Merger, or will be specifically funded with


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amounts Access Beyond would contribute to Hayes subsequent to the Merger.

                  27. At all times within the five year period prior to the Effective Time, Hayes was not a Real Property Holding Corporation as such terms are defined in the Code.

                                    OPINIONS

                  Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Access Beyond and Hayes (including the representation that Hayes' shareholders will maintain sufficient equity ownership interest in Access Beyond after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

                  1. Provided the Merger qualifies as a statutory merger under the Delaware General Corporate Laws and the Georgia Business Corporation Code, the Merger will be a reorganization within the meaning of Section 368(a) of the Code. Hayes and Access Beyond will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                  2. The shareholders of Hayes as of the date of the Agreement owning common stock will recognize no gain or loss upon the exchange of their Hayes Common Stock solely for shares of Access Beyond Common Stock.

                  3. The shareholders of Hayes as of the date of the Agreement owning Series A Stock will recognize no gain or loss upon the exchange of their Hayes Series A Stock solely for shares of Access Beyond Common Stock.

                  4. The shareholders of Hayes as of the date of the Agreement owning Series B Stock will recognize no gain or loss upon the exchange of their Hayes Series B Stock solely for shares of Access Beyond Series A Stock.

                  5. The basis of the Access Beyond Common Stock received by the Hayes Common Stock and the Hayes Series B Stock shareholders in the proposed transaction will, in each instance, be the same as the basis of the Hayes stock surrendered in exchange therefore, less the basis of any fractional share of Access Beyond stock settled by cash payment.

                  6. The holding period of the Access Beyond Common Stock received by the Hayes shareholders will, in each instance, include the period during which the Hayes stock surrendered in exchange therefor was held, provided that the Hayes stock was held as a capital asset on the date of the exchange.

                  7. The basis of the Access Beyond Series A Stock received by the Hayes shareholders in the proposed transaction will, in each instance, be the same as the basis of the Hayes Series B Stock surrendered in exchange there for, less the basis of any fractional share of Access Beyond Series A Stock settled by cash payment.

                  8. The holding period of the Access Beyond Series A Stock received


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by the Hayes shareholders will, in each instance, include the period during which the Hayes stock surrendered in exchange therefor was held, provided that the Hayes stock was held as a capital asset on the date of the exchange.

                  9. The payment of cash to Hayes shareholders in lieu of fractional share interest of Access Beyond Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Access Beyond. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code. Generally any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

                  10. Where solely cash is received by a Hayes shareholder in exchange for Hayes stock pursuant to the exercise of dissenters rights, such cash will be treated as having been received in redemption of such holders of Hayes stock, subject to the provisions and limitations of Section 302 of the Code.

                  The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive affect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date of which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. This opinion is limited to the effect of the income tax laws of the United States of America and we express no opinion as to the laws of any jurisdiction other than the United States of America. We express no opinion as to the United States tax treatment of Hayes shareholders who are not United States citizens or residents for federal tax purposes.

                  Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including, for example, any issues related to inter-company transactions, accounting methods, bad debt reserves, or changes in accounting methods, Code Section 382 change of ownership limitations, or other similar limitations resulting from the Merger. The shares of Hayes stock and the shareholders referred to herein do not include any stock rights, warrants or options to acquire Hayes stock or holders thereof.

                  The foregoing opinion is furnished to you solely in connection with the above-described transaction and may not be relied upon by any other person or entity other than the addressees of this letter or used for any other purpose. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement, or registration statement, except as otherwise required by law.

                  We consent to the use of this opinion and to the references made to the firm under the caption "THE MERGER - Material Tax Consequences of the Merger" constituting part of the registration statement on Form S-4 of Access Beyond.


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                                    Sincerely,

                                    WOMBLE CARLYLE SANDRIDGE & RICE
                                    A Professional Limited Liability Company